RESTATED ARTICLES OF INCORPORATION

OF

INTEGRYS ENERGY GROUP, INC.

        Integrys Energy Group, Inc., a corporation organized under the laws of the State of Wisconsin and being subject to the provisions of the Wisconsin Business Corporation Law, hereby amends its Articles of Incorporation in their entirety and as so amended adopts the following Restated Articles of Incorporation of said Corporation, which supersede and take the place of the existing Articles of Incorporation of said Corporation and any amendments to the Articles of Incorporation of said Corporation.

ARTICLE 1

        The name of the Corporation is Integrys Energy Group, Inc.

ARTICLE 2

        The Corporation is organized for the purpose of engaging in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law.

ARTICLE 3

        The aggregate number of shares which the Corporation shall have authority to issue is Two Hundred Million (200,000,000), consisting of one class only, designated as “Common Stock,” with a par value of one dollar ($1) per share.

ARTICLE 4

        The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the owner thereof for all purposes, and shall not be bound to recognize any equitable or other claim to or interest in any such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

ARTICLE 5

        The general powers, number and classification of Directors shall be as set forth in Article III, Sections 1, 2, 3 and 4 of the By-Laws (and as such Sections shall exist from time to time) and such Article III, Sections 1, 2, 3 and 4 of the By-Laws, or any provision thereof, shall be amended, altered, changed or repealed only by the affirmative vote of shareholders possessing at least three-fourths of the voting power of the then outstanding shares of all classes of stock of the corporation generally possessing voting rights in elections for Directors, considered for this purpose as one class; provided, however, that the Board of Directors, by a resolution adopted by the Requisite Vote (as defined herein), may amend, alter, change or repeal Sections 1, 2, 3 and 4 of Article III of the By-Laws, or any provision thereof, without the vote of the shareholders. As used herein, the term “Requisite Vote” shall mean the affirmative vote of at least two-thirds of the Directors then in office plus one Director.

        Any Director may be removed from office, but only for cause as hereinafter defined, by the affirmative vote of shareholders possessing at least a majority of the voting power of the then outstanding shares of all classes of stock of the corporation generally possessing voting rights in elections for Directors, considered for this purpose as one class; provided, however, that if the Board of Directors by a resolution adopted by the Requisite Vote shall have recommended removal of a Director, then the shareholders may remove such Director from office by the foregoing vote without cause. As used herein, the meaning of “cause” shall be construed to exist only if the Director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation in a matter which has a materially adverse effect on the business of the corporation, and such adjudication is no longer subject to direct appeal.

        Any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of Directors, may be filled by the affirmative vote of a majority of the Directors then in office, though less than a quorum of the Board of Directors, or by a sole remaining Director. Any Director so elected shall serve until the next election of the class for which such Director shall have been chosen and until his successor shall be elected and qualified.

        The provisions of this Article 5 shall be amended, altered, changed or repealed only by the affirmative vote of shareholders possessing at least three-fourths of the voting power of the then outstanding shares of all classes of stock of the corporation generally possessing voting rights in elections for Directors, considered for this purpose as one class.

ARTICLE 6

        The address of the registered office of the Corporation is 700 North Adams Street, P.O. Box 19001, Green Bay, Wisconsin, 54307. The name of the Corporation’s registered agent at such address is B. J. Wolf.

ARTICLE 7

        The By-Laws of the Corporation may provide for a greater or lower quorum requirement or a greater voting requirement for shareholders or voting groups of shareholders than is provided by the Wisconsin Business Corporation Law.